EXHIBIT 99.2



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Full Year 2020

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for FY 2020.

Prior to discussion of our financials, I'd like to update our corporate condition and product lines along with what, in our opinion, might occur over the next two quarters.

Covid virus: The NanoChem Subsidiary, the ENP Subsidiary and the Florida LLC investment are all engaged in producing for the agriculture and/or the cleaning products sectors. Therefore, we are considered essential services and are likely to remain so even if restrictions are reinstated. Production and sales are continuing to meet customer orders. We reduced our inventory and increased our cash position in 2020 by ordering less inventory than we consumed. This tactic was successful and we feel that we now have the right level of inventory to suit the risks of covid while still having the ability to service our customers.

Our NanoChem division: NCS represents more than 1/2 of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27(TM) and N Savr 30(TM) which are used to reduce nitrogen fertilizer loss from soil.

TPA is used in agriculture to significantly increase crop yield. It acts by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. TPA's effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. Scale must be prevented to keep the oil recovery pipes from clogging.

SUN 27(TM) and N Savr 30(TM) are our nitrogen conservation products. Nitrogen is
a  critical  fertilizer  but  it  can  be  lost  through  bacterial   breakdown,
evaporation and soil runoff.

SUN 27(TM) is used to conserve nitrogen from attack by soil bacterial enzymes while N Savr 30(TM) is directed toward reducing nitrogen loss through leaching and evaporation.

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ENP  Division:  ENP is  focused  on  sales  into the  greenhouse,  turf and golf markets, while, our NCS sales are into row crop agriculture - two very distinct markets. The strong quarters for ENP are 2 and 3 to match the US spring and summer. FY 2020 growth in both revenue and profit was good. ENP expects the level of growth in in 2021 to be similar to 2020. The Florida LLC investment:
This investment was profitable as usual. The LLC increased its revenue nearly 30%. This had the effect of increasing our NCS division sales to them and our share of the LLC profits substantially. The Company is focused on international sales into multiple countries all of which are facing different covid issues and responding in varied ways. The large number of variables prevents any useful prediction for FY 2021 except that the LLC management expects continued growth. For Q1 2021 some customers have made their spring orders so late that shipments will occur in Q2. No revenue loss is anticipated but recognition will be in Q2 rather than Q1.

Strategic investment in Lygos: In December, FSI invested $500,000 in Lygos in return for equity. Lygos is using the investment to continue development of a microbial route to aspartic acid using corn sugar as a feedstock. FSI would be the major user of aspartic acid derived this way and believes that sustainable aspartic acid would allow us to obtain large new customers and develop valuable new products. Lygos' scientific team have already successfully developed other organic acids from sustainable feedstock and are recognized as one of the world leaders in synthetic biology by their peers in the industry and academia. We have high confidence in their ability to achieve sustainable aspartic acid through a fermentation route.

Q1 2021

TPA, SUN 27(TM) and N Savr 30(TM) for agricultural use have peak uptake in Q1 and Q2. As we suspected, ordering in 2021 is not the same as in 2020 and some orders are early while others are later than usual. We expect that some Q1 orders will ship in Q2 and be recognized in the Q they ship in.

Oil, gas and industrial sales of TPA are expected to be flat to slightly up in Q1 2021. Like agriculture, our sales to cleaning products and water treatment are considered essential, leaving only O&G as a market vertical at risk from covid. The risk in O&G is declining as the vaccines are distributed and economies prepare to open.

Tariffs: Since Sept 30, 2018, many of our raw materials imported from China have included a 10% additional tariff which rose to 25% in 2019. US customers received price increases from us as this inventory entered production. International customers are not charged the tariffs because we are applying for the export rebates available to recover the tariffs. As a result, the accumulating tariff payments to the Government are affecting our cost of goods, our cash flow and our profits negatively until the rebates are received. Rebates are very complicated to apply for and can take many months to arrive. The total dollar amount due back to us now exceeds $1 MM and continues to increase. Changes in customs categories in Q3 2020 have resulted in another of our raw materials being added to the tariff list, increasing the strain on us. The rebates will increase profitability and cash flow while decreasing cost of goods for the future quarters in which the rebates are received. In my Q1 2020 speech I expressed comfort that we would begin to see rebates in Q2 or early in Q3. I based this on the fact that we filed our template and request for our first rebate in mid-May 2020. As of Aug 14, there had been no response from the government except an excuse that "employees are not in the office". In September, we were told that they had lost our file and instructed us to refile. Because files are examined in order of receipt and there is a 30-day payment delay even after approval, we did not receive rebates in 2020. We received a request for small changes to our application in early January and responded in 24 hours. We are still waiting for the government's response to our changes.

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Shipping and  Inventory:  Ocean shipping and land transport in the US are taking much longer than usual. 6 weeks from PO to receipt of product has become 3 months in some cases. The Suez Canal problem will exacerbate this for a few weeks. We are doing our best to cope with shipping issues by ordering far ahead but we warn that some disruption will be unavoidable.

New Equipment: 2.5 years ago, we began the purchase and installation of new equipment that will allow us to make additional products and increase sales. The machinery went live in December and will contribute to sales and profits in 2021 and onward. Revenue from this equipment is expected to be significant by early 2022.

Highlights of the financial results:

Sales for the year increased 14% to $31.4 million, compared with $27.4 million for FY 2019.

Profits: The result is a gain of $2.98 million or 24 cents per share in 2020, compared to a gain of $1.91 million or 16 cents per share, in 2019. We attribute the improvement to increased sales and lower costs for travel and professional fees along with no bad debt charge.

Operating Cash Flow: This non-GAAP number is useful to show our progress with non-cash items removed for clarity. For 2020 it was $4.51 million or 37 cents per share compared to $2.62 million or 22 cents per share.

Long term debt: We repaid the $500 thousand convertible note with cash in April 2020 and reduced our principal on our historic loans by more than $1 MM during the year. We took on $500 thousand in PPP loans and $450 thousand in a mortgage for the land and factory owned through ENP realty. Although it looks like we ended the year with similar long-term debt, once the new asset is accounted for and the PPP is forgiven our improved position is obvious.

Working capital is adequate for all our purposes and is increasing continuously as we book retained profit from sales. We also have a line of credit with Midland States Bank. We are confident that we can execute our plans with our existing capital. The purchase of ENP in 2018 was funded by a term loan from Harris bank [now carried by Midland] and a $1 MM convertible debenture taken by the seller. One half the debenture was converted to 200,000 FSI shares in 2019 while, as noted above, the remainder was paid back in cash. The LLC investment in January 2019 was made with cash on hand provided by FSL, our Canadian operating company. The equity investment in Lygos was funded with cash on hand from the same source.

The text of this speech will be available as an 8K filing on www.sec.gov by Monday, April 4th. Email or fax copies can be requested from Jason Bloom at Jason@flexiblesolutions.com. Thank you, the floor is open for questions.



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